UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SOUL AND VIBE INTERACTIVE INC.

(Exact name of registrant as specified in its charter)

Nevada	38-3829642
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1660 South Hwy 100, Suite 500 St. Louis Park MN 55416
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $.001 per share.

Item 1.  Description of Registrant’s Securities to be Registered.

COMMON STOCK

This registration statement relates to the Common Stock, par value $0.001 per share (the “Common Stock”), of Soul and Vibe Interactive Inc. (the “Company”).

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and are not entitled to cumulate their votes in the election of directors.  Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of the Company’s Common Stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

In addition, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company’s Board of Directors out of legally available funds; however, the current policy of the Company’s Board of Directors is to retain earnings, if any, for operations and growth. In the event of the Company’s liquidation or dissolution, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.  Holders of Common Stock have no preemptive or other subscription rights and no right to convert their Common Stock into any other securities.

The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Company’s Board of Directors.

Item 2.  Exhibits.

Exhibit Number	Description
3.1	Articles of Incorporation filed on January 5, 2011 (incorporated herein by reference to the registrant’s Registration Statement on Form S-1 as filed with the SEC on March 25, 2011).

3.2	Certificate of Amendment to the Articles of Incorporation filed on October 17, 2012 (filed herewith).

3.3	Certificate of Amendment to the Articles of Incorporation filed on October 18, 2012 (filed herewith).

3.4	Certificate of Amendment to the Articles of Incorporation filed on July 29, 2013 (incorporated herein by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on July 31, 2013).

3.5	Certificate of Designation of Series B Preferred Stock filed on July 30, 2013 (incorporated herein by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on July 31, 2013).

3.6	Certificate of Amendment to the Articles of Incorporation filed on August 7, 2013 (incorporated herein by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on August 12, 2013).

3.7	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to the registrant’s Current Report on Form 8-K as filed with the SEC on February 7, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SOUL AND VIBE INTERACTIVE INC.

Dated: October 18, 2013		/s/ Peter Anthony Chiodo
	By:	Peter Anthony Chiodo
Chief Executive Officer